 Exhibit (a)(5)(B)
Clarus Announces Amendment of Its Tender Offer
 — Maximum Aggregate Amount Increased to $7,500,000 —
 — Price Range Increased to not Greater Than $8.00, nor Less Than $7.20 per Share —

 — Tender Offer Extended Through July 11, 2018 —
SALT LAKE CITY, Utah —  June 22, 2018 — Clarus Corporation (NASDAQ: CLAR) (“Clarus,” “Company,” “we,” “us” or “our”) announced today that it is amending its previously announced “modified Dutch auction” tender offer (the “Tender Offer”) for shares of its common stock, par value $0.0001 per share, as well as the preferred share purchase rights associated with such shares (collectively, the “Shares”).
The Tender Offer was originally for up to $7,200,000 of Shares at a purchase price not greater than $7.20 nor less than $6.60 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, and was originally scheduled to expire on June 5, 2018, at 11:59 P.M., New York City time, which date was subsequently extended to June 22, 2018, at 11:59 P.M., New York City time. As amended, the Tender Offer is now for up to $7,500,000 of Shares at a purchase price not greater than $8.00 nor less than $7.20 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, and is now scheduled to expire on July 11, 2018, at 11:59 P.M., New York City time.
As the price range of the Tender Offer has been increased as described above, stockholders who have previously tendered their Shares at any price per Share will now be deemed to have tendered their Shares at the new minimum purchase price of  $7.20 per Share, and will be eligible to receive the final purchase price without taking any further action. As of the close of business on June 21, 2018, American Stock Transfer & Trust Company, LLC, the depositary for the offer, has advised that approximately 19,182 Shares have been tendered and not withdrawn.
The full terms and conditions of the Tender Offer are described in the Offer to Purchase, filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 8, 2018, Amendment No. 1 to the Tender Offer Statement on Schedule TO, filed with the SEC on June 6, 2018, Amendment No. 2 to the Tender Offer Statement on Schedule TO, filed with the SEC on June 22, 2018, the Supplement to Offer to Purchase, filed with the SEC on June 22, 2018 (collectively, as each may be amended or supplemented from time to time, the “Offer to Purchase”), the associated Amended Letter of Transmittal and other materials relating to the Tender Offer that Clarus filed with the SEC on June 22, 2018. The Tender Offer is not contingent upon obtaining any financing. However, the Tender Offer is subject to a number of other terms and conditions, which are described in the Offer to Purchase.
None of Clarus, the members of its board of directors, its executive officers, the information agent or the depositary for the Tender Offer are making any recommendation to stockholders as to whether to tender or refrain from tendering their Shares or as to any price at which they might tender their Shares. Stockholders must make their own decisions as to whether to tender their Shares and, if so, how many Shares to tender and at what price or prices to tender. Prior to making any decision with respect to the Tender Offer, stockholders should read carefully the information in the Offer to Purchase and the related Amended Letter of Transmittal, including the information regarding the purposes and effects of the Tender Offer, and should consult their own broker or other financial and tax advisors.
D.F. King & Co., Inc. is the information agent for the Tender Offer and stockholders seeking additional information about the Tender Offer and process should call or email them at (888) 414-5566 (toll free) or clarus@dfking.com.

About Clarus Corporation
Clarus Corporation is focused on the outdoor and consumer industries, seeking opportunities to acquire and grow businesses that can generate attractive stockholder returns. The Company has substantial net operating tax loss carryforwards which it is seeking to redeploy to maximize stockholder value. Clarus’ primary business is as a leading developer, manufacturer and distributor of outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport categories. The Company’s products are principally sold under the Black Diamond®, Sierra® and PIEPS® brand names through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.sierrabullets.com or www.pieps.com.
Additional Information Regarding the Tender Offer
This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities. Clarus has filed with the SEC a Tender Offer Statement on Schedule TO on May 8, 2018, Amendment No. 1 to the Tender Offer Statement on Schedule TO on June 6, 2018, and Amendment No. 2 to the Tender Offer Statement on Schedule TO on June 22, 2018 (collectively, as each may be amended or supplemented from time to time, the “Schedule TO”). The Tender Offer is only being made pursuant to the Offer to Purchase, the Amended Letter of Transmittal, and the related materials filed as a part of the Schedule TO. Stockholders should read carefully the Offer to Purchase, Amended Letter of Transmittal and related materials filed as part of the Schedule TO because they contain important information, including the various terms of, and conditions to, the Tender Offer. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Amended Letter of Transmittal, and other documents that Clarus has filed with the SEC at the SEC’s website at www.sec.gov, from Clarus’ website at www.claruscorp.com or by calling or emailing D.F. King & Co., Inc., the information agent for the Tender Offer, at (888) 414-5566 (toll free) or clarus@dfking.com. Stockholders are urged to read these materials carefully prior to making any decision with respect to the offer.
Forward-Looking Statements
Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer spending on our products; general economic conditions and other factors affecting consumer confidence; disruption and volatility in the global capital and credit markets, including the ability to obtain sufficient financing; the financial strength of the Company’s customers; the Company’s ability to implement its growth strategy, including its ability to organically grow each of its historical product lines, the ability of the Company to identify potential acquisition or investment opportunities as part of its acquisition strategy; the Company’s ability to successfully execute its acquisition strategy or that any such strategy will result in the Company’s future profitability; the Company’s ability to successfully integrate Sierra Bullets, L.L.C.; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; stability of the Company’s manufacturing facilities and foreign suppliers; the Company’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; legal, regulatory, political and economic risks in international markets; the additional leverage that we may incur to finance the Tender Offer could adversely affect our capital resources, financial condition and liquidity; our decreased “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets) as a result of the Tender Offer and other share repurchases; and the commencement and completion of the Tender Offer. More information on potential factors that could affect the Company’s financial results is included from time to time in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.
Company Contact:
Warren B. Kanders
Executive Chairman
Tel 1-203-552-9600
warren.kanders@claruscorp.com
or
John C. Walbrecht
President
Tel 1-801-993-1344
john.walbrecht@claruscorp.com
or
Aaron J. Kuehne
Chief Administrative Officer and
Chief Financial Officer
Tel 1-801-993-1364
aaron.kuehne@claruscorp.com
Investor Relations:

Liolios
Cody Slach
Tel 1-949-574-3860
CLAR@liolios.com